Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 28, 2012

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Custodian Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Custodian”) dated as of August 24, 2001, as amended (the “Agreement”).

Pursuant to Section 15 of the Agreement, this letter is to provide notice that effective December 28, 2012, the Henderson Japan Focus Fund, Henderson Money Market Fund and Henderson International All Cap Equity Fund, each a series of the Trust, are hereby terminated.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: __________________________ Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: __________________________ Name: Michael F. Rogers Title: Executive Vice President